Exhibit 99

Press Release
Teleconnect, Inc. completes acquisition of HEM –  new age validation business takes off

BREDA, Netherlands, October 19, 2010  / PRNewswire/ -- Teleconnect, Inc. (OTCBB: TLCO) announces today that it has completed the acquisition of 100% of Hollandsche Exploitatie Maatschappij BV (HEM) in The Netherlands. HEM, established in 2007, developed the very effective age validation system 'Ageviewers', which makes it virtually impossible for minors to acquire alcohol or tobacco.

The Transaction

On October 15, 2010, Teleconnect and HEM formalized a contract before a Public Notary in The Netherlands, whereby Teleconnect purchased HEM in exchange for 12% of the outstanding shares – post issuance – of Teleconnect.

The purchase of HEM was subject to an assessment of the viability of HEM’s business plan by Teleconnect’s management.  Also, at a special written meeting of the stockholders, 91.69% of the shareholders of the Teleconnect ratified the Board’s decision to complete this purchase.

Our assessment included, but was not limited to, analyses of the employed technology and HEM’s intellectual property rights, as well as a thorough analysis of the market. In addition, a report on the value of HEM and the launch readiness of Ageviewers were requested from independent third parties. During our assessment, HEM’s management demonstrated the viability of the Ageviewers solution by entering into contract with over 20 alcohol outlets in the Netherlands for a period of 36 months – which was previously defined in HEM’s business plan as a milestone to be achieved before September 30th 2010.

We have identified risk factors which could affect the success of HEM’s business. For instance, the resistance from commercial parties that benefit from the sales of alcohol and tobacco is expected to be well organized. Teleconnect management believes that despite this possible resistance and other obstacles, an effective solution such as Ageviewers is likely to be implemented. Teleconnect expects that in due time, the Ageviewers system can play a prominent role in the prevention of sales of alcohol and tobacco to minors by retail businesses.

Background

Alcohol consumption at too early an age has developed into a global problem over this past decade. Adolescents drink too early, too often and too much. High alcohol consumption at a young age can leave scars impossible to remove. It can lead to acute intoxication and causes irreparable damage to the young and developing brain. Poor school results and disorderly conduct are problems associated with drinking at too early an age. Moreover, it increases the chance of developing alcohol-related problems at a later stage in life.

The extent of the damage for society, either short or long term, can hardly be accounted for any more. Effectively limiting the availability of alcohol for adolescents by strictly enforcing legal age limits has become a top priority in the health policies of most developed countries.

Lock on alcohol

The general availability of alcohol is significantly enhanced by a lack of consistency and the inherent inefficiencies to traditional methods of age validation. With the Ageviewers system, age checks are therefore no longer performed by cashiers, but systematically and from a remote validation center. Without authorization from the center, there is no way to register the sale of a product requiring an age check. The approach has proved to make it virtually impossible for minors to acquire alcohol or tobacco.

The system does not confront adults with the burden of having to show identification. Also, it introduces the possibility of 100% age compliance for the sale of alcohol and tobacco products at self scan checkouts.

Milestones

While completing the technical development and successfully performing pilots in retail outlets, HEM in 2009 was awarded subsidies by both the European Community and the Dutch Government for the "social and technical innovation" demonstrated with the Ageviewers solution. Also, an article highlighting the effectiveness of the Ageviewers solution was published in the Journal of Adolescent Health. Last January, the Dutch Minister of Health revealed a report by the Dutch Consumer Product Safety Authority, concluding the unique possibilities the system offers in the enforcement of age limits. In March 2010, the Koninklijke SlijtersUnie (KSU), the royal Dutch association of independent liquor stores, representing over 500 outlets in the Netherlands, announced the introduction of Ageviewers among their member outlets.

The aforementioned new contracts are the early results of KSU’s endorsement of Ageviewers. Management expects to at least double the number of contracts by the end of 2010, which is the next milestone in HEM’s business plan.

President's Message

" We announced in early 2009 a drastic corporate restructuring of Teleconnect, Inc. which we have now successfully completed with the acquisition of HEM. Achieving over twenty 3-year contracts clearly indicates that our projections of our new business are tracking as forecasted. We expect to increase the number of contracts during the next stage of our business plan significantly, which will accelerate our growth. Also, we are avoiding sales of alcohol and tobacco to minors. The business is taking off.”

For more information on Hollandsche Exploitatie Maatschappij BV please refer to www.hembreda.nl
For more information on Teleconnect Inc please refer to the Over-the-Counter Bulletin Board (OTCBB) with trading symbol TLCO at the following website: www.otcbb.com

SOURCE:  Teleconnect, Inc.
Media Contact:  Mr. Gustavo Gomez
Email: ageviewers@gmail.com

Statements contained in this press release contain the Company’s, or its  management’s, expectations and assumptions about future events, are forward-looking statements intended to be covered by the safe harbour provisions of the Private Securities Litigation Reform Act of 1995, and the results anticipated by any or all of the forward-looking statements may not occur.  In addition, these statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, these forward looking statements.  Factors that could affect those results include, but are not limited to, those described in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009 as well as the Company’s subsequent reports on Form 10-Q and Form 8-K, which have been, or will be, filed with the Securities and Exchange Commission.